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                                                                    EXHIBIT 10.3


                                JEAN-CLAUDE KILLY
                           13, chemin de Bellefontaine
                                  1223 Cologny
                               Geneva, Switzerland

October 31, 2002

Mr. Norman P. Findley
Executive Vice President - Marketing
Coca-Cola Enterprises, Inc.
P.O. Box 723040
Atlanta, GA 33139-0040 U.S.A.

Dear Mr. Findley:

This letter agreement ("Agreement") will set forth the understanding between Coca-Cola Enterprises Inc. ("Coca-Cola") and Jean-Claude Killy ("Killy") with respect to Killy's provision of certain consulting services to Coca-Cola pursuant to the terms set forth below and in the attached Terms and Conditions. That understanding is set forth in the following paragraphs:

         1) Consulting Services. Upon the request of Coca-Cola and provided that Coca-Cola is in compliance with the payment provisions of paragraph 2, Killy will provide the following services to Coca-Cola (with the understanding that no services shall be provided by Killy hereunder in the United States under any circumstances):

                  a. Provide Coca-Cola with such general information as shall be available to Killy with respect to the business conditions surrounding the beverage industry in countries designated by Coca-Cola in Europe (excepting the Swiss Confederation), Latin America, and South East Asia;

                  b. Provide Coca-Cola with Killy's independent assessments and judgments of existing and developing political, social, and economic conditions surrounding the beverage business in countries referred, to under paragraph la. above;

                  C. Assist in the organization of strategies and programs relating to the beverage business including, without limitation, the establishment of appropriate contacts to assist Coca-Cola in developing and achieving its business objectives;

                  d. Participate in discussions with designated representatives of Coca-Cola or of its affiliates for the purpose of reviewing the information and views provided by Killy hereunder, and

                  e. Visit various countries and meet with such people as shall be reasonably designated by Coca-Cola or of its affiliates (subject always to Killy's schedule and any legal restrictions or sanctions) and provide
                           Coca-Cola with appropriate reports with respect thereto.


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         2)       Remuneration. In consideration for the services to be rendered by Killy hereunder, Coca-Cola shall pay Killy an annual fee of US$200,000, less the Board of Director's Fee (if any) paid to, and actually received by, Killy in such year. The annual fee shall be paid in quarterly installments in advance on the last day of February, May, August and November of each calendar year, with the exception of the first two (2) quarterly installments (due February 29, 2000 and May 31, 2000) which shall be payable upon execution of this Agreement. All payments shall be made via wire transfer to an account to be designated by Killy to Coca-Cola. Late payments shall bear interest calculated at the rate of ten percent (10%) per annum from the date when such payment was due to the actual date of payment. Additionally, upon presentation of proper receipts and expense reports, Coca-Cola shall reimburse Killy for all expenses reasonably incurred by Killy in the course of services requested or previously authorized by Coca-Cola. Killy will be authorized to travel and be reimbursed at the same level as Key Officers of Coca-Cola.

         3) Term. This Agreement, commencing on January 1, 2000, shall be coterminous with Killy's service as a member of Coca-Cola's Board of Directors, unless terminated earlier.

         4) Additional Terms. The parties agree that this Agreement is further subject to the provisions of the attached Terms and Conditions.

         5) Amendment and Restatement. This Agreement amends and restates in its entirety, with effect from January 1, 2000, the prior agreement between the parties with respect to its subject matter.

         If you concur with the terms of this letter Agreement, please sign both copies and return one to me. Please feel free to call me should you have any questions.

         Sincerely yours,                      Accepted and Agreed:


         S/ JEAN-CLAUDE KILLY                  COCA-COLA ENTERPRISES, INC.
         --------------------
         Jean-Claude Killy

         Attachment                            By:  S/ NORMAN P. FINDLEY
                                                    ---------------------------
                                               Name:  NORMAN P. FINDLEY
                                               Title: Executive Vice President

         Dated:  11/4/02



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                               TERMS & CONDITIONS


1) Killy shall treat as confidential any and all information given to Killy by Coca-Cola in connection with his services hereunder except information which is in the public domain or if disclosure is required by law.

2) Killy shall act as an independent contractor in the performance of his services hereunder. This Agreement does not constitute and shall not be construed as constituting a partnership or joint venture between Coca-Cola and Killy.

3) The rights of Coca-Cola to the services of Killy as described hereunder cannot be transferred or assigned to another party or entity.

4) Coca-Cola understands and agrees that no endorsement rights are granted hereunder and, accordingly, that it will make no use, at any time, of Killy's name, voice, likeness, image or other identification which would constitute or amount to an endorsement of Coca-Cola or its products or services, including Coca Cola's' affiliated or associated companies and their products or services.

5) Coca-Cola will, to the maximum extent permitted by law, (a) indemnify and hold harmless Killy and (b) release Killy from any and all judgments, interest on such judgments, fines, penalties, charges, costs, amounts paid in settlement, reasonable attorneys' fees and other reasonable expenses of every nature suffered or incurred by Killy, in connection with any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency, body or commission, whether pending or threatened, whether or not Killy is or may be a party thereto, including interest on the foregoing, which, arise out of, relate to or are in connection with any services which Killy provides to Coca-Cola during the term of this Agreement in accordance with the provisions hereof, except those claims solely arising from Killy's gross or willful negligent or intentional actions or failure to act. Further, Coca-Cola agrees to add Killy as an insured under Coca-Cola's Directors and Officers liability insurance policy and will provide Killy with a certificate of insurance issued by the insurance carrier naming Killy as an insured party and requiring that the insurer shall not terminate or materially modify such insurance without written notice to Killy at least twenty (20) days in advance thereof.

6) If a dispute arises out of this Agreement that cannot be resolved first through good faith negotiation, then either party may refer such matter to arbitration in Switzerland for resolution before a single arbitrator in accordance with the arbitration rules of Switzerland then in effect as modified herein. Such arbitration shall be confidential and conducted in the English language. The award or decision rendered by the arbitrator (including an allocation of the costs of arbitration) shall be final, binding and conclusive and judgment may be entered upon such award by any court. In no event shall Killy be liable for any punitive, consequential, exemplary or special damages.

7) It is acknowledged that Killy shall not be barred from providing services as a consultant to third parties except insofar as any third party is a direct competitor of Coca-Cola engaged in the beverage business as its main line of business. The parties further agree that Killy shall not provide services as a consultant to The Coca-Cola Company or any of its bottlers without the prior consent of Coca-Cola.

8) Killy shall not be liable to Coca-Cola for any delays, damages or failure to act occasioned or caused by an event of force majeure, or act of God, or any similar contingency beyond his control.

9) If either party at any time during the period of this Agreement shall fail to (a) pay any monies due or (b) observe or perform any of the covenants, agreements, or obligations hereunder (other than the payment of money), the non-defaulting party may terminate this Agreement as follows: as to (a) if such payment is not made within ten (10) days after the defaulting party shall have received written notice of such failure to make payment, or as to (b) if such default is not cured within thirty (30) days after the defaulting party shall have received written notice


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         specifying such default.  Failure to terminate this Agreement  pursuant to this paragraph shall not effect or constitute a waiver of any remedies the non-defaulting party would have been entitled to demand in the absence of this paragraph, whether by way of damages, termination or otherwise. Termination of this Agreement for whatever reason shall be without prejudice to the rights and liabilities of either party to the other in respect of any matter arising under this Agreement.


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